DEPARTURE AGREEMENT AND GENERAL RELEASE

This DEPARTURE AGREEMENT AND GENERAL RELEASE (“Agreement”) is made by and between Daniel Chen (“Employee”) and RxElite, Inc. (“Company”), effective this 14th day of December, 2007 (“Effective Date”).

WHEREAS, Employee was employed by Company, pursuant to a Second Amended and Restated Employment Agreement made as of November 27, 2006; and

WHEREAS, Employee and Company have agreed to the termination of the employment relationship between them; and

WHEREAS, Employee and Company have agreed that although the Second Amended and Restated Employment Agreement has been terminated, Employee will continue to provide consulting services to Company on an at-will basis in the area of Asian Investor Relations; and

WHEREAS, Employee and Company wish to settle fully and finally any and all differences or disputes between them arising out of Employee’s employment with Company, the termination of the Second Amended and Restated Employment Agreement, and/or any and all other transactions, occurrences or events that have occurred to date.

NOW, THEREFORE, in consideration of their mutual promises and agreements expressed herein, the sufficiency of which consideration each party hereby acknowledges, the Parties agree as follows:

1. Payments to Employee.

1.1 Departure Payments and/or Other Consideration. Upon satisfaction of the conditions set forth in Subsection 1.3 of this Agreement, Company shall:

(a) pay to Employee a monetary amount equal to Employee’s periodic regular base salary (which the parties agree is annually Two Hundred Fifty Thousand dollars ($250,000) (a “Departure Payment”) on each on Company’s regularly scheduled paydays (and in any event not less frequently than monthly), up to and including the 31st day of December, 2010 (the “Final Payment Date”); and

(b) pay to Employee the sum of One Hundred Twenty Five Thousand dollars ($125,000), which sum represents the bonus earned pursuant to the 2007 Bonus Targets established on or about June 26, 2007, such sum to be paid to Employee on or before January 31, 2008; and

(c) pay to Employee the sum of Twenty Thousand Eight Hundred Thirty Three Dollars and 33/100 ($20,833.33), which amount is equal to four (4) weeks salary, and is intended to compensate Employee for accrued and unused vacation and/or sick days, such sum to be paid to Employee on or before January 31, 2008; and

(d)  continue to pay on behalf of Employee and his family medical and dental insurance premiums (as may be established from time to time by the Company with such carriers) and to continue coverage for Employee and his family (on the same basis as he would have been entitled had he continued to be employed as Chief Executive Officer and Chair of the Board) through December 31, 2010; and

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(e) through December 31, 2010, continue to pay a monthly cash payment of $265 which amount is equal to the monthly premium payment on a universal variable life insurance policy; and

(f) pay to Employee a sum up to, but not exceeding, Ten Thousand Dollars ($10,000), for documented legal fees relating to his departure from the Company. A written statement by Employee’s attorney stating that Employee has incurred more than ten thousand dollars in legal fees related to his departure from the Company shall satisfy the documentation requirement of this paragraph; and

(g) Employee shall promptly submit an expense report detailing all unpaid expenses incurred through the date of this Agreement and the Company agrees to pay all reasonable expenses by December 31, 2007.

1.2 Deductions. All monetary amounts paid to Employee pursuant to sections 1.1(a), (b) and (c) shall be treated by the Company as wages and shall be subject to reduction by Company for federal and state income taxes and FICA (Social Security and Medicare) taxes (in accordance with a Form W-4 delivered or to be delivered to Company by Employee) and any other normal and authorized deductions.

1.3 Conditions to Company’s Payment and Performance. Company shall not have any obligation to pay any monetary amount to Employee or to perform any other obligation under this Agreement, unless and until: (a) Employee provides Company with a copy of this Agreement bearing Employee’s notarized signature; and (b) the seven (7) day revocation period described in Section 4 of this Agreement expires without revocation by Employee.

2. General Mutual Release of All “Released Claims.” Employee hereby fully and forever releases and discharges Company (and all other “Releasees” as defined herein) from any and all of Employee’s “Released Claims” (as defined herein). The Company hereby fully and forever releases and discharges Employee (and all other “Releasees” as defined herein) from any and all of the Company’s and the Company’s Releasee’s “Released Claims” (as defined herein).

3. Company Information and Property.

3.1  Return of Company Information and Property. Employee represents that Employee has returned or will immediately upon signing this Agreement return to Company all non-public company information and property that is in Employee’s possession, custody or control, except as such information or property is relevant to Employee’s position as a Director of the Company, a shareholder or to his continuing role in the area of Asian Investor Relations. Employee represents that Employee has not retained and will not retain any copies, duplicates, reproductions, or excerpts of any company property, other than the information and property that is specifically allowed to be retained by this paragraph.

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3.2 Right to Retention of Certain Company Property. Company agrees to continue to provide Employee with such remote support as is necessary to allow him to provide consulting services in the area of Asian Investor Relations, including internet connection, computer and telephone access, and such other support that the Company deems reasonable and necessary for the provision of such services. The parties agree that Employee is free to stop providing such services at any time for any or no reason without the necessity of returning the computer and phone. The parties also agree that so long as Employee is providing services as a Consultant in the area of Asian Investor Relations, with prior approval, the Company will pay for at least one trip to Asia per quarter to interface with the Company’s actual and potential investors.

4. ADEA (Age Discrimination) Claims.

4.1 Employee’s Waiver of 21-day Waiting Period. Employee understands that the Older Workers’ Benefit Protection Act (“OWBPA”), 29 U.S.C. Section 626(f), provides certain rights to an employee where, as here, the employee is asked to waive and release claims that the employee has or claims to have under the Age Discrimination in Employment Act, 29 U.S.C. Sections 621, et seq. (“ADEA”). Employee understands that by virtue of the OWBPA, Employee has a period of twenty-one (21) days from Employee’s receipt of this Agreement to consider the terms of this Agreement. Employee represents and agrees that said twenty-one (21) day period has been offered to Employee and that Employee has elected to waive said twenty-one (21) day period by signing this Agreement.

4.2 Employee’s Acknowledgements. Employee acknowledges that:

(a) this Agreement is written in a manner calculated to be understood by Employee;

(b) Employee is waiving Employee’s rights and Released Claims in exchange for consideration in addition to anything of value to which Employee already is entitled; and

(c) Employee is hereby advised in writing to consult with an attorney prior to executing this Agreement.

4.3 Right To Revoke Agreement. Employee further understands that Employee may revoke this Agreement within seven (7) days after Employee has signed it and that this Agreement shall not become legally effective or enforceable until said seven (7) day revocation period has expired. Employee understands that this Agreement will be irrevocable and binding upon Employee after the revocation period has elapsed, if Employee has not revoked this Agreement within the seven (7) day revocation period. The Company has no right to revoke this Agreement and unless revoked by Employee, it is binding upon execution.

4.4 Procedure for Revocation. If Employee wishes to revoke this Agreement, Employee will do so by delivering to the Company, within the seven (7) day revocation period, a letter or other written document signed by Employee stating that Employee has revoked this Agreement within the seven (7) day revocation period set forth in this Agreement.

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4.5 Stock Options. The parties agree that Employee possesses 436,000 fully vested stock options by virtue of his employment. The parties agree that Employee shall have the full term of such stock options to exercise them. In the event that Employee ceases to be a Service Provider as that term is defined under the 2007 Incentive Stock Plan, then the Company or Plan Administrator (as appropriate) shall take appropriate action to ensure that Employee retains the full term of the stock option (i.e. until July 5, 2012) to exercise his options.

5. No Continued Vesting. No additional vacation pay, sick pay, paid time off or other employment compensation, rights or benefits of any kind, except as provided in paragraphs 1.1(d) and (e), shall accrue to Employee after the Effective Date of this Agreement, and no additional vesting under any stock option shall occur after the Effective Date of this Agreement.

6. Resignation/No Further Services Required of Employee. The parties agree that Employee shall be considered to have resigned from the Company. The parties have agreed to treat such resignation as a termination without Cause under the Second Amended and Restated Employment Agreement. The parties have further agreed that for purposes of Paragraph 4 of the Second Amended and Restated Employment Agreement, Employee’s date of separation from employment shall be October 1, 2007. Company will not require Employee to perform any further services after the Effective Date of this Agreement. Employee may continue to voluntarily serve as a Director and as consultant in the area of Asia investor relations on an at-will basis.

7. Confidentiality. Employee and the Company shall keep the facts, terms and substance of this Agreement (including but not limited to the amounts of any Departure Payments or other consideration for this Agreement) completely confidential. Provided however, that (a) the Company may make any disclosure required by law or as required for auditing purposes, (b) Employee may make disclosures in confidence to Employee’s spouse, parents, attorney, accountant, auditor, tax preparer and financial advisor, upon the recipient’s promise not to re-disclose same to any other person or entity who has no legal right to know such information, and (c) either party may make disclosures required by law or by a court or governmental agency acting with the force of law.

8. Future Employment. If Company or a successor entity declines to consider Employee for future employment or re-employment, such declination shall not in any way be construed or used as evidence of any wrongdoing or breach by Company or any violation of local, state or federal employment or employment discrimination law or regulation.

9. No Pending Litigation. Employee represents that: (a) Employee has no lawsuit pending against Company in any state or federal court that has not been expressly and specifically noted herein; and (b) Employee will dismiss, with prejudice and without award of costs or attorney fees, any such lawsuit that might be pending against Company in any state or federal court.

10. Worker’s Compensation. Employee represents that: (a) Employee has not sustained any injury in the course of Employee’s employment with Company or incurred any occupational disease in any way related to his/her employment with Company; and (b) Employee has no right to make or assert any claim of any kind against Company under any worker’s compensation law, act or statute.

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11. Definitions.

11.1 Definition of “Released Claim(s).” The term “Released Claim(s),” as used in this Agreement, means any and all claims-whether past or present, known or unknown, suspected or not suspected, contingent or established legal, equitable or otherwise-of every kind, name or nature, whether based upon Employee’s employment with the Company, the termination of that employment or any other transaction, occurrence, event or other matter occurring on or before the Effective Date of this Agreement. The term “Released Claim(s)” includes, but is not limited to, any and all types of claims that either party may have for relief, causes of action, demands, indemnities, liabilities and obligations, for damages, costs, expenses, attorney fees, payment of judgments, or other legal or equitable or other relief, based upon any allegation of:

(a) breach of any express or implied employment contract or agreement or covenant of good faith or fair dealing;

(b) wrongful or constructive discharge from employment, in violation of public policy or otherwise;

(c) the Idaho Claims for Wages Act or any other wage claim statute, regulation or common law;

(d) the federal Family and Medical Leave Act (FMLA), the Age Discrimination in Employment Act (ADEA), the Older Workers’ Benefit Protection Act (OWBPA), the Americans with Disabilities Act (ADA), the Fair Labor Standards Act (FLSA), the Employee Retirement Income Security Act (ERISA), Title VII of the Civil Rights Act of 1964 (Title VII), the Worker Adjustment and Retraining Notification Act (WARN), the Sarbanes-Oxley Act (SOX), the Idaho Human Rights Act, or any amendment to any such statute;

(e) misrepresentation, fraud, defamation, libel, slander, invasion of privacy, infliction of emotional distress, negligence, conversion, and property loss, damage or destruction;

(f) assault, battery, false imprisonment or personal or bodily injury or death unrelated to employment; and

(g) to the full extent allowed by law, any other federal, state or local employment, employment discrimination, human rights, tort, or wage and hour statute, regulation or common law.

11.1.2 Unreleased Claims. The foregoing notwithstanding, the term “Released Claim(s)” does not include: (a) any claim for breach of this Agreement; (b) any claim based upon a future transaction, occurrence, event or other matter; or (c) any administrative charge or complaint, including but not limited to a charge of discrimination, filed with any governmental agency, including but not limited to the Equal Employment Opportunity Commission (“EEOC”).

11.1.3 Waiver of Right To Recover Money Damages in Non-judicial Proceedings. Nothing in this Agreement shall be construed or interpreted to limit Employee’s right to file a charge of discrimination or other charge or complaint with, or participate in any investigation or proceeding by, any federal, state or local administrative agency, except that Employee hereby waives Employee’s right to recover monetary damages from Company (and the other Releasees as defined herein) as the result of any such administrative charge, complaint, investigation and/or proceeding.

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11.2 Definitions of “Party” and “Parties.” Employee and Company may be described individually herein as a “Party” or together as the “Parties.”

11.3 Definition of “Releasees.” The term “Releasees,” as used in this Agreement with respect to the Company, shall mean the Company and the Company’s current and former directors, officers, employees, agents, stockholders, members, estates, representatives, predecessors, successors, divisions, assigns, attorneys, insurers, reinsurers, underwriters, holding companies, subsidiaries, related or affiliated entities, and any and all other persons and entities acting for, by, through or in concert with the Company. The term “Releasees” as used in this Agreement with respect to Employee shall mean himself, his wife, his marital community, his parents, his agents, insurers, attorneys, reinsurers, underwriters, and any and all other persons and entities acting for, by, through or in concert with Employee.

12. Miscellaneous Representations.

The Company understands that Employee’s execution of this Agreement is based upon the Company’s follow-through of the following promised actions: (a) payment to Employee’s father of $56,000 by January 31, 2008, (b) delivery by January 31, 2008 to Employee of Stock Certificates evidencing ownership of 8,579,444 shares in RxElite Inc., and (c) delivery by January 31, 2008 of warrants to purchase (i) 552,433 shares of RxElite Inc. stock at a strike price of $0.85 per share and (ii) 450,374 shares of RxElite Inc. stock at a strike price of $0.60 per share. Each warrant shall have a two year term for exercise. Failure to take such actions shall constitute a breach of this Agreement.

13. Miscellaneous Provisions.

13.1 No Admission of Liability by Either Party. The parties enter into this Agreement for the sole purpose of avoiding the time and expense of potential litigation or other dispute resolution procedure. Neither this Agreement nor anything contained herein shall be construed or interpreted as an admission of any liability or fault by either party.

13.2 General Release. This Agreement contains a complete and total release of all of Employee’s past and present Released Claims against Company and the Company’s past and present Released Claims against Employee. Neither Employee or the Company will be able to recover any further monetary amounts from the other for any such Released Claim, even if such Released Claim is not known to Employee or the Company and even if knowledge of the unknown Released Claim would have caused Employee or the Company not to enter into this Agreement.

13.3 Other Promises. No promise, inducement or agreement, except those stated in this Agreement, has been made to Employee or the Company to induce Employee or the Company to make or sign this Agreement.

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13.4 Integration. The terms of this Agreement are contractual and not mere recitals. This Agreement constitutes the final and entire expression of the parties and supersedes all prior statements, promises, representations, agreements and understandings, either oral or written, with respect to the matters set forth herein, except that Employee shall continue to be bound by Paragraphs 4, 9 (c) (i) and (ii) of the Second Amended and Restated Employment Agreement, as well as the provisions of any other assignments of intellectual property and/or non-competition, customer or employee non-solicitation, non-disclosure, confidentiality and/or similar agreements between the Parties.

13.5 Modification. No agent or employee of Company or any other person may orally or by conduct add to, delete or otherwise amend, modify, vary or contradict the terms or conditions of this Agreement or this subsection. This Agreement may be modified only by a written agreement signed by an authorized representative of the Company and the Employee.

13.6 Titles and Captions. All section and subsection titles and captions contained in this Agreement are for convenience only and shall not be deemed part of the context nor affect the construction or interpretation of this Agreement.

13.7 Number and Gender. Whenever used herein, the singular number shall include the plural and the plural the singular, and the use of any gender shall include all.

13.8 Severability. The invalidity or unenforceability of any provision herein, or portion thereof, shall in no way affect the enforceability of any of the remaining provisions of this Agreement, which remaining provisions shall remain in full force and effect as if this Agreement has been executed with the invalid portion thereof eliminated.

13.9 Parties in Interest. This Agreement shall be binding upon and inure to the benefit of Company, the other Releasees, Employee, and Employee’s current and former spouses, family members, successors, purchasers, representatives, attorneys, assigns, agents, heirs, executors, administrators, and any and all other persons and entities acting for, by, through, on behalf of or in concert with Employee or Company. No other person or entity is intended to be a beneficiary of this Agreement or to have any rights to enforce this Agreement. The parties intend that if Employee dies before this Agreement is fully performed, the Agreement shall remain in effect and his family and heirs shall obtain the benefits herein.

As a condition of any sale of the business or substantially all of its assets, or any change in control thereof, the Company shall obtain the agreement of the purchaser to honor all terms of this Agreement.

13.10 Governing Law. This Agreement shall be interpreted, construed, governed and enforced in accordance with the laws of the state of Idaho, without regard to its conflict of law rules, other than Section 187 of the Restatement (Second) of Conflicts of Laws, which permits the Parties to choose the law to govern their contractual rights and duties.

13.11 Attorney Fees. In any action, other than an action involving the ADEA, brought to interpret or enforce the provisions of this Agreement, the prevailing party shall be entitled to an award of its reasonable attorney fees and court costs, in addition to any other relief that may be awarded.

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13.12 Waiver. Any waiver by either party of any breach or violation of any provision of this Agreement shall not operate or be construed to be a waiver of any other or subsequent breach or violation of this Agreement.

13.13 Counterparts and Facsimile Signatures. This document may be executed in counterparts, and once so executed by the Parties, each such counterpart shall be deemed to be an original instrument, but both such counterparts together shall constitute but one Agreement. Any facsimile signature hereon shall be deemed to be an original signature.

13.14 Construction of Agreement. This Agreement embodies the terms of a settlement that is the product of voluntary negotiation between the Parties. Therefore, the language of this Agreement shall be construed as a whole, according to its fair meaning, and not strictly for or against either Party.

13.15 Voluntary Execution /Authority. Each of the Parties executes this Agreement freely and voluntarily, without any duress or influence on the part of the other Party or any third person, with the intent to enjoy the Party’s benefits and discharge the Party’s obligations as set forth in this Agreement. The parties warrant that the signatories have full authority to execute this Agreement and bind their respective parties to its terms.

13.16 Further Action. The parties will execute and deliver to each other any other documents and will take any other action reasonably necessary to effectuate the intent of this Agreement.

13.17  Default. In the event of a default by the Company of any of the payment obligations set forth in this Agreement, the parties agree that in addition to any remedies allowed by law, any overdue payments shall accrue interest at the rate of twelve percent (12%). The parties also agree that the Company shall have thirty days to cure the default (including the payment of any interest accrued) prior to Employee instituting any legal action to collect on such unpaid balance.

During the cure period and prior to default amount and interest being paid in full, the parties shall have the option, upon mutual agreement of both parties, of converting the past due amount owed in paragraph 1.1 into a stock grant, with the price of the stock calculated at the lesser of eighty-five cents ($.85) per share or the average trading price of the stock for the twenty (20) days prior to Employee’s election. If the parties mutually agree to such a grant in writing, then the Company shall take all actions required to implement such stock grant within thirty (30) days of written notice of election.

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Employee and the Company have fully read and fully understand the terms of this Agreement, and are fully aware of the legal and binding effect of signing this Agreement.

Employee
/s/ Daniel Chen
Daniel Chen

STATE OF OHIO	)
) ss.
County of Lucas	)

On this 14th day of December, 2007, before me personally appeared Daniel Chen, known or identified to me (or proved to me on the oath of IDAHO DC), to be the person whose name is subscribed to the within instrument, and acknowledged to me that he executed the same.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

/s/ Christopher Venia
NOTARY PUBLIC FOR 5/3 Bank
Residing at 1674 Lance Point Dr., Mauree, OH 43537
My Commission Expires 10-11-2011

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RxElite, Inc.

By /s/ Jonathan Houssian
Jonathan Houssian

Its CEO and President

STATE OF IDAHO	)
) ss.
County of Ada	)

On this 16th day of January, 2008, before me Jonathan Houssian, personally appeared Jonathan Houssian, known or identified to me (or proved to me on the oath of personal knowledge) to be the President of RxElite, Inc., the corporation that executed the instrument or the person who executed the instrument on behalf of said corporation, and acknowledged to me that such corporation executed the same.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

/s/ Jill Thompson
NOTARY PUBLIC FOR IDAHO
Residing at Ada County
My Commission Expires 8/6/09

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